UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

Current Report

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report: April 9, 2012 (Date of earliest event reported)

API TECHNOLOGIES CORP.

(Exact Name of registrant as specified in its charter)

Commission File Number: 001-35214

DE	98-0200798
(State or other jurisdiction of incorporation)	(IRS Employer Identification No.)

4705 S. Apopka Vineland Rd. Suite 210 Orlando, FL	32819
(Address of principal executive offices)	(zip code)

(407) 876-0279

(Registrant’s telephone number, including area code)

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.02. Results of Operations and Financial Condition.

On April 9, 2012, API Technologies Corp. (the “Company”) issued a press release announcing its financial results for the three months ended February 29, 2012. A copy of the press release is attached hereto as Exhibit 99.1 and is incorporated herein.

The information in this Item 2.02, including the exhibit, shall not be deemed “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), or incorporated by reference in any filing under the Securities Act of 1933, as amended or the Exchange Act, except as shall be expressly set forth by specific reference in such filing.

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(b) On April 9, 2012, Mr. John Freeman informed the Board of Directors of his decision to retire as the Chief Financial Officer of API Technology Corp. (the “Company”), effective April 10, 2012 upon the installation of Mr. Phil Rehkemper as Executive Vice President and Chief Financial Officer.

(c), (e) On April 10, 2012, the Company announced that Mr. Phil Rehkemper was appointed as Executive Vice President and Chief Financial Officer of the Company, effective April 10, 2012. Mr. Rehkemper will report directly to the Company’s President and Chief Operating Officer.

Mr. Rehkemper, 49, brings more than 25 years of technology industry financial and strategic planning experience to the Company. In 2002, he joined International Rectifier (NYSE: IRF), which specializes in power management technology, from digital, analog and mixed-signal ICs to advanced circuit devices, power systems and components. Mr. Rehkemper served as Vice President of Finance at its corporate headquarters from January 2005 to February 2012, and before that as Director of Finance from September 2002 to December 2004. At International Rectifier, Mr. Rehkemper was responsible for corporate financial planning and analysis and providing company-wide business support for manufacturing, sales and marketing, research and development and mergers and acquisitions. Prior to joining International Rectifier, Mr. Rehkemper was Chief Financial Officer and Vice President of Finance at Alliance Fiber Optic Products from December 2001 to July 2002. Alliance Fiber Optic Products designs, manufactures and markets a broad range of fiber optic components and integrated models for the optical network equipment market. Previous roles include Corporate Controller for Calient Networks and Division Controller positions at Hewlett-Packard. Mr. Rehkemper holds a Master of Business Administration degree and a Bachelor’s degree in Finance from Santa Clara University.

None of the above-referenced companies is a parent, subsidiary or other affiliate of the Company.

On April 10, 2012, the Company entered into an employment letter agreement with Mr. Rehkemper (the “Employment Agreement”) effective April 10, 2012. Material terms of the Employment Agreement, including the compensation Mr. Rehkemper will receive, are summarized below.

•	At-will Employment: Mr. Rehkemper’s employment with the Company is at-will. Either party may terminate the agreement for any reason.

•

Cash Compensation: Mr. Rehkemper will be paid an annual base salary of $285,000. He will have the opportunity to earn an annual target bonus of 50% of his base salary, based on achievement of performance goals (as established by the Compensation Committee of the Board of Directors) for the applicable year.

•

Option Signing Bonus: The Company will recommend that the Compensation Committee of the Board of Directors award Mr. Rehkemper options to purchase 200,000 shares of the Company’s common stock as a signing bonus. The stock option will vest over three years, with the first installment vesting one year from the date of grant and will be subject to the terms and conditions of the Company’s Amended and Restated 2006 Equity Incentive Plan, filed as Exhibit 10.16 to the Company’s Form 10-K filed February 9, 2012. The stock option, to the extent not already vested, will immediately vest upon the consummation of a plan of reorganization, merger, or consolidation, in which the stockholders of the Company own less than 50% of the outstanding voting securities of the surviving entity or in the event of a sale of substantially all of the Company’s assets, or a liquidation or dissolution of the Company.

•	Auto Allowance: Mr. Rehkemper will be eligible to receive an auto allowance of $900 per month.

•

Benefits: Mr. Rehkemper will be eligible to participate in the supplemental executive health insurance plan. He is also eligible to participate in other the Company benefit plans available to full-time employees.

Since the beginning of the Company’s last fiscal year, there was no transaction or series of similar transactions, nor is there any currently proposed transaction or series of similar transactions, to which the Company or any of its subsidiaries was or is to be a party, in which the amount involved exceeds $120,000 and in which Mr. Rehkemper, or members of his immediate family, had or will have a direct or indirect material interest, other than the officer compensation arrangements described above. There are no arrangements or understandings between Mr. Rehkemper and any person, other than the directors and officers of the Company acting as such, pursuant to which he was selected as an officer, and there are no family relationship between Mr. Rehkemper and any director, executive officer, or person nominated by the Company to become a director or executive officer.

The press release announcing Mr. Freeman’s retirement and Mr. Rehkemper’s appointment is furnished as Exhibit 99.2 to this Form 8-K.

Item 9.01.	Financial Statements and Exhibits.

(d)	Exhibits

Exhibit Number	Exhibit Title

99.1	Press Release dated April 9, 2012 announcing financial results for period ending February 29, 2012.

99.2	Press Release dated April 10, 2012 announcing retirement of Chief Financial Officer and appointment of new Executive Vice President and Chief Financial Officer.

Signatures

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: April 10, 2012	API TECHNOLOGIES CORP.

	By:	/s/ Bel Lazar
Bel Lazar
President and Chief Operating Officer